Exhibit 10.3

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter, this “Agreement”) is made and entered into as of the 27th day of July 2012, by and between Golden Eagle International, Inc. (the “Company”) and Terry C. Turner (“Employee”).  The Company and Employee are referred to jointly herein as “the Parties.”

RECITALS

A. Employee has served as the President and CEO of the Company, but as of July 27, 2012, no longer is a Company employee.

B. By this Agreement, the Company and Employee have determined that it is in their best interests to resolve any and all issues relating to Employee’s employment with the Company and the termination of his employment (collectively the “Issues”) in exchange for the consideration set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, the Parties hereby agree as follows:

1.	Acknowledgements, Representations, and Agreement.

a.  Employee hereby acknowledges that as of July 27, 2012,  Employee is no longer an employee of the Company, and that he has no authority to act or to make representations on behalf of the Company or any affiliate or subsidiary thereof; provided however, Employee shall remain as a director and Chairman of the Board of the Company and shall retain any authority it has pursuant to such office.

b.  Employee represents that he has returned any and all of the property of, and information pertaining to, the Company and its business and customers in his possession and control.  Employee further represents to the Company that (except as permitted hereby) he does not have any complete or partial copies of any of this property, either written or on tape, disk, diskette or other storage media.  Employee acknowledges that if he later learns that he has any property that belongs to the Company, he will notify the Company and make arrangements to return all such property.  Provided, Employee shall be entitled to retain such information and property which may be required to perform his services as a member of the Company’s Board of Directors.

    c.       Employee agrees that he will not disparage the Company or any of its officers, directors, employees, affiliates, or agents.

2. Consideration.

a.  In consideration for the performance of his obligations under this Agreement, Company agreed to issue Employee a promissory note in the amount of $350,000, subject to the terms therein.  Employee’s severance amount was calculated pursuant to the terms of his employment agreement.

b.	The Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities and any similar agencies and to perform all withholdings normally applicable to the types and amounts of payments and other consideration Employee is to receive as a result of this Agreement.

3.           General Release by Employee.

a.           In consideration for the payment of the settlement consideration described herein Employee, for himself, for his heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives, and for anyone who has or obtains rights or claims from his, forever releases and discharges the Company, and each of the Company’s affiliates, directors, officers, successors, assigns, agents, employees, accountants, attorneys, and representatives from any and all claims and causes of action arising before the Effective Date of this Agreement (as defined below), whether known or unknown and including, but not limited to, all claims arising out of Employee’s employment with, and service in all capacities for, the Company or arising out of any act or omission of the Company or any of its officers and directors;  provided, however, Employee’s release does not include a release for any liability or obligation arising under this Agreement.

To the extent permitted by law, Employee specifically releases the Company from all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations, the: Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; Equal Pay Act of 1963; Family and Medical Leave Act of 1993; National Labor Relations Act; Occupation Safety and Health Act of 1970; Older Workers Benefit Protection Act of 1990; Pregnancy Disability Act of 1978; the Rehabilitation Act of 1973; Executive Order 11246; Colorado Anti-Discrimination Act of 1957; Consolidated Omnibus Budget Reconciliation Act of 1985; Colorado’s Minimum Wages of Workers Act; Colorado Wage Equality Regardless of Sex Act; Colorado Labor Peace Act, Colorado Wage Act; Colorado employment practice statutes (including C.R.S. § 24-43-401 et. seq.) and the common law of the State of Colorado for compensation, damages, tort, breach of express or implied employment contract, discrimination, harassment, sexual harassment, wrongful discharge, infliction of emotional distress, defamation and for any other damages or injuries incurred on the job, in relation to Employee’s employment or incurred as a result of loss of employment.

b.           If as of the Effective Date Employee is age 40 or over Employee recognizes and agrees that under the terms and provisions of this Agreement he is releasing and waiving rights he may have to pursue any claims against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et. seq. (the “ADEA”).  In connection with this waiver of those rights, Employee specifically acknowledges the following:

(i)           Employee has the right to a 45 day period to review this Agreement, and to the extent that such period has not fully elapsed as of the Effective Date, he waives the remainder of that period.

(ii)           Prior to executing this Agreement Employee has been advised that he has the right to consult with an attorney before executing this Agreement, and has done so to the extent he deemed necessary or appropriate.

(iii)           Employee has read this Agreement, understands all of its terms, and he KNOWINGLY AND VOLUNTARILY and with full knowledge of its significance and the consequences thereof, entered into this Agreement.

(iv)           Employee has seven days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven day period has lapsed.  To revoke the Agreement within seven days of its execution Employee must advise the Company in writing of his election to revoke the Agreement.

(v)           This Agreement is intended by the Parties to comply with the terms of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.

4.           Reference.  The Company and its officers, directors, employees, agents and assigns, agree to advise persons who may ask for a reference no more than the following: that Employee was employed by the Company, the capacities in which he was employed, and the dates that Employee was employed, and that such employment was satisfactory.  The Company and its officers and directors agree that they will not disparage Employee.

5.           Entire Agreement; Amendment; Enforceability; Choice of Law.  Except as otherwise provided in this Agreement, this Agreement expresses the Parties’ entire understanding about its subject matter and is the only agreement, promise or understanding on which we are relying in performing the duties this Agreement describes.  There are no oral agreements or promises between Employee and the Company except as set forth herein.  This Agreement may only be amended, changed or waived through a written document signed by both Parties.  This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.  This Agreement will be interpreted and enforced under Utah law.  Any claims arising under this Agreement shall be subject to binding arbitration pursuant to the rules of the Uniform Arbitration Act as enacted in the State of Utah, with one arbitrator to be selected from the Judicial Arbiter Group, as agreed upon by both Parties, or in the absence of mutual agreement, by JAG.  The site of arbitration shall be exclusively Salt lake City, Utah.

6.           Signatory’s Authority; All Necessary Consents.  Each Party expressly represents that such Party does not require any third party’s consent to enter into this Agreement, including the consent of any spouse, insurer, assignee, licensee, secured lender, or regulatory agency.

7.           No Admission.  This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Company, such liability being hereby expressly denied.  The Employee hereby represents that he has neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as “Claims”) which in any way arise from or relate to Employee’s employment and service in all capacities to the Company.  Employee further represents that he has not directly or indirectly assigned any claim related to Employee’s employment and service in all capacities to the Company or released hereby to any other person.

8.           Full and Complete Defense.  This Agreement and the releases contained herein, may be pled as a full and complete defense, counterclaim or cross-claim to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement or the releases contained herein.

9.           Attorneys’ Fees.  Each of the Parties shall be responsible to pay his or its respective attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement.  In the event of any action by any Party hereto to enforce this Agreement, the releases contained herein, or any other agreement delivered pursuant hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

10.           No Reliance.  The Parties warrant to each other that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other Party regarding the subject matter hereof for the basis or effect of this Agreement other than those representations or statements contained herein.  In entering into this Agreement, each Party represents that in entering into this Agreement and completing the transactions hereunder, he or it has done so after completing such investigation as he or it has determined to be necessary or appropriate in the circumstances, and after having consulted with and taken advice from such Party’s legal, financial, tax, investment, and other advisors to the extent such Party has determined such consultation to be necessary or appropriate in the circumstances.  Without any limitation to the foregoing, each of the parties hereto acknowledge that the law firm of Burns, Figa, and Will, P.C., has provided advice with respect to this only to the Company, and has not provided any legal or other advice to any other person.

11.           Severability.  If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement, although this Agreement will be modified by the court or person making such finding to reflect the intention of the Parties to the maximum extent permitted by law.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be treated as original signatures for all purposes.

13.           Survival.  The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder.

14.           Further Assurances.  The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

15.           Interpretation.  When used in this Agreement words of one gender shall include all genders, and words of the singular shall include the plural, and the plural the singular, unless the context otherwise requires.  The captions are for ready reference purposes, and are not intended to limit or modify the provisions thereof.  No part of this Agreement should be construed against either Party on the basis of authorship.

16.           Effective Date.  The “Effective Date” of this Agreement shall be as of: (i) the lapse of the seven day revocation period set forth in Section 3(b) hereof, if such section is applicable; or (ii) the date first set forth above if Section 3(b) is not applicable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and such Agreement is effective as of the Effective Date.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

Golden Eagle International, Inc.

By: /s/ Tracy A. Madsen

Its: Chief Executive Officer

EMPLOYEE

Signature: /s/ Terry C .Turner

Print Name: Terry C. Turner